Exhibit 10.18

INDEPENDENT CONTRACTOR AGREEMENT

This Agreement (“Agreement”) is entered into on the 1st day of May 2009, by and between Sabre Industries, Inc., a Delaware corporation (hereinafter “SABRE”), and Business Resource Consulting, LLC, a Connecticut Limited Liability Company hereinafter (“Contractor”) address: 150 Knotter Drive, Cheshire, CT 06410.

For good and valuable consideration which sufficiency is hereby acknowledged, the parties hereto agree as follows:

1.                                      Term. The term of this Agreement shall coincide with Sabre’s 2010 Fiscal Year, and shall begin on May 1, 2009 and last through April 30, 2010.

Parties further agree that not later than Ninety (90) days before the expiration of the Term of this Agreement, that both Sabre and Consultant shall in good faith, discuss and propose reasonable terms of extension and/or renewal of this Agreement, based upon mutually agreeable conditions.

2.                                      Services and Title. Contractor agrees to provide the services of Peter J. Sandore as an Advisor to the CEO and the Board of Directors of Sabre Industries, Inc. Contractor’s official title during the term of this Agreement shall be “Advisor to the CEO and Board of Directors”.

3.                                      Service Fee. Sabre shall, during the Term of this Agreement, pay Contractor as compensation for the Services as follows:

a.               Base Compensation.

5/1/2009	through	5/31/2009	$36,190 (due 5/15/2009)
6/1/2009	through	6/30/2009	$36,190
7/1/2009	through	7/31/2009	$36,190
8/1/2009	through	8/31/2009	$20,000
9/1/2009	through	9/30/2009	$20,000
10/1/2009	through	10/31/2009	$20,000
11/1/2009	through	11/30/2009	$20,000
12/1/2009	through	12/31/2009	$20,000
1/1/2010	through	1/31/2010	$20,000
2/1/2010	through	2/28/2010	$20,000
3/1/2010	through	3/31/2010	$20,000
4/1/2010	through	4/30/2010	$20,000

b.              Commission. In addition to Contractor’s Base Compensation, Contractor shall be eligible for a commission based upon a percentage of the incremental business generated by Contractor through Peter J. Sandore to be calculated as set forth in Appendix “A”. Commissions shall not be earned for any entity or area not appearing on Appendix “A”. During the term of this Agreement, the entities and areas listed on Appendix “A” may be modified, provided any modification is in writing and signed by both parties.

Commissions shall be earned at the time the order is invoiced to the customer. Payment of commissions shall be made quarterly based upon the total net invoice amounts. “Net Invoice Amount” shall mean the total price at which an order is invoiced to the customer, excluding shipping and insurance costs, sales, use and excise taxes, and freight charges, and any tariffs, duties and export fees for international shipments. However, any amounts invoiced that are subsequently deemed uncollectible based upon reasonable commercial standards, shall be deducted by Sabre from future payments in the quarter the amounts are deemed uncollectible. Additionally, no amount allocated to any entity or area on Appendix “A” shall be applied to any other entity or area. If an amount may be allocable to more than one entity or area on Appendix “A”, allocation of that amount shall be in the following order: (1) Monopole modification material as set forth on Appendix “A”; (2) Crown Castle or American Tower; (3) Sabre Site Solutions; (4) Monopole modification construction (5) Atlantic Telecom Network, Inc.

As consideration for the Noncompetition terms contained in Paragraph 7 of this Agreement, upon termination and/or expiration of this Agreement, with the exception of a termination in accordance with Paragraph 17, Contractor shall be paid commissions earned pursuant to the preceding paragraph until December 31, 2010. On orders taken prior to December 31, 2010, commissions shall be earned at the time the order is invoiced to the customer at the rate set forth in this Agreement, even if the invoice is sent after December 31, 2010. From May 1, 2010 through December 31, 2010, commissions shall be based upon a percentage of the incremental business generated by Contractor to be calculated as set forth in Appendix “B”. Commissions shall not be earned for any entity or area not appearing on Appendix “B”. The entities and areas listed on Appendix “B” may be modified, provided any modification is in writing and signed by both parties. The aggregate amount of Contractor’s total earned commissions shall not exceed $1,000,000 for Fiscal Year 2010, and $750,000 for Fiscal Year 2011. Contractor shall not earn or be entitled to any commissions for orders taken after December 31, 2010.

In the event that Company desires to hire the Contractor as an employee at Contractor’s and/or Peter J. Sandore’s discretion, they (he) may either maintain the Commission Structure, or negotiate a comparable compensation package with the Company.

c. Additional Payment in the Event of Sale of the Company.  During the term of this Agreement, in addition to the compensation agreed upon in Paragraphs 3(a) and (b), Contractor and/or it’s members or employees (herein Contractor) may be eligible for additional payments, in the event of a Sale of the Company. The eligibility and amount for any such additional payment shall be in the sole discretion of Company’s CEO.

4.                                           Independent Contractor Relationship. The relationship of Contractor and/or it’s members or employees (hereinafter Contractor) to Sabre is solely that of an independent contractor. Contractor is solely responsible for the conduct and control of the Services and is not an employee of SABRE for any purpose. Contractor is solely responsible for and shall pay all federal, state and local income taxes, Social Security taxes and any other similar obligations, under any law or regulation, domestic or foreign; arising from its performance of this Agreement or receipt of compensation thereof. Contractor understands that no medical, dental, health, vacation or sick leave or other benefits including, without limitation, stock option or bonus plans, and/or 401(K) contributions and/or participation, provided to SABRE’s employees shall be provided to Contractor by SABRE during or after the term of this Agreement. Contractor shall promptly return all equipment purchased by SABRE for Contractor’s use during the term of this Agreement to SABRE at the termination of this Agreement. Contractor shall not enter into, nor represent it has the authority to enter into, any contracts or commitments on behalf of SABRE, and shall hold SABRE harmless from any loss, damage, liability or expense resulting from any illegal or tortuous acts or omissions of Contractor.

5.                                           Billing and Payment. Contractor shall provide SABRE with an invoice for the base compensation amount on or before the first of every month. Such invoice shall indicate date(s) and description of Services rendered and address to which payment is to be sent. SABRE shall pay Contractor’s invoice within 30 days after its receipt thereof.

6.                                           Contractor Warrants.

a)                                           Contractor and/or it’s members or employees (hereinafter Contractor) has the experience and skills necessary to perform and provide the Services required pursuant to this Agreement. All Services provided by Contractor shall be performed (a) in a professional manner, with a high grade, nature and quality, commensurate with that which is customary in the industry, and (b) in compliance with all applicable federal, state and local laws, rules, regulations and ordinances and of SABRE’s applicable rules while Contractor is on SABRE’s premises.

b)                                          Contractor warrants that Contractor shall maintain insurance policies that are sufficient to protect Contractor against all applicable risks. As required by applicable law, Contractor shall obtain health insurance, including worker’s compensation (with statutory limits) or disability insurance for Contractor as a contractor under this Agreement and further waives any claim against SABRE in connection with the foregoing.

7.                                 Non-Competition. Independent of any obligation under any other contract or agreement between Contractor and SABRE, during the term of this Agreement, and for the period of time that SABRE continues to pay Contractor commissions pursuant to Paragraph 3, Contractor shall not, directly or indirectly, whether as an individual for his/her own account, or for or with any other person, firm, corporation, partnership, joint venture, association, or other entity whatsoever, which is or intends to be engaged in a business competitive with the products or services sold, marketed or distributed by SABRE:

a)                                 Own, manage, operate, participate in, consult with, or work for any business offering competitive products or services to those offered by SABRE as of the date of the separation of Contractor’s relationship with SABRE;

b)                                Solicit, interfere with, or endeavor to entice away from SABRE, any person, firm, corporation, partnership, or entity of any kind whatsoever, which was or is a client or customer for which SABRE performed services, with respect to any business, product or service that is competitive to the products or services offered by SABRE as of the date of the separation of Contractor’s Relationship with SABRE;

c)                                 Solicit or endeavor to induce any of SABRE’s employees or consultants, who were employed or retained during Contractor’s relationship with SABRE, to terminate their relationship with SABRE, or take away such employees or consultants, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of SABRE, either for Contractor or for any other person or entity;

d)                                Induce or attempt to induce any supplier, licensee or other business relation of SABRE to cease doing business with SABRE, or in any way interfere with the relationship between any such supplier, licensee or business relation and SABRE.

8.                                      Confidential Information.

a)                                 Company Information. Contractor agrees at all times during the term of this Agreement and/or the payment of commissions to Contractor by Sabre, to hold in strictest confidence, and not to use, except for the benefit of SABRE, or to disclose to any person, firm, corporation or other entity without written authorization of SABRE, any Confidential Information of SABRE which Contractor obtains or creates. Contractor further agrees not to make copies of such Confidential Information except as authorized by SABRE.

Contractor understands that “Confidential Information” means any SABRE proprietary information, technical data, trade secrets, or know-how, including, but not limited to, information relating to past, present, or future business of SABRE, or any plans therefore, market information, actual or prospective personnel or clients, strategy, budgets, pricing, research, development, operating results, services, business plans or designs, cost and pricing strategies or information, client requirements and preferences, marketing research, work product (including all documentation, creative works, know-how and information created in whole or in part by Contractor during Contractor’s Relationship with SABRE whether or not copyrightable or otherwise protectable) or other competitively sensitive business information, and all related databases, compilations and records disclosed to Contractor by SABRE, either directly or indirectly, in writing, orally or by drawings or observation by Contractor during the period of the Relationship, whether or not during working hours.

Contractor understands that “Confidential Information” includes, but is not limited to, information pertaining to any aspects of SABRE’s business which is either information not known by actual or potential competitors of SABRE or is proprietary information of SABRE or its customers or suppliers, whether of a technical nature or otherwise. Contractor further understands that “Confidential Information” does not include any of the foregoing items which have become publicly and widely known and made generally available (without expending significant time or effort) through no wrongful act of Contractor’s or of others who were under confidentiality obligations as to the item or items involved.

All “Confidential Information” is and shall remain SABRE’s exclusive property, and Contractor further agrees that all information used by Contractor in connection with his/her job is confidential and valuable property of SABRE, and that any such information developed by Contractor during the performance of such employment is and shall remain the exclusive property of SABRE. Contractor recognizes and acknowledges that SABRE’s business matters and affairs (including, but not limited to, the nature and extent of SABRE’s assets and holdings and any information related to SABRE’s business relationships, developmental concepts, business practices and policies, pricing structures, methods of business operation, operational techniques, banking and lending relationships, or details of any financial information related to the size and scope of SABRE,) are valuable to SABRE and included within the definition of Confidential Information.

b)                                Former Contractor or Employee Relationship. Contractor represents that it’s performance of all terms of this Agreement as an Contractor or consultant of SABRE has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Contractor in confidence or trust prior or subsequent to the commencement of this Agreement and/or the payment of commissions to Contractor by Sabre, and Contractor will not disclose to SABRE direct or advise SABRE to use, any inventions, confidential or proprietary information or material belonging to any previous employer or any other party.

c)                                 Third Party Information. Contractor recognizes that SABRE has received and in the future will receive confidential or proprietary information from third parties subject to a duty on SABRE’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Upon Sabre advising Contractor when this Third Party Information Confidentiality Obligation applies, Contractor agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Contractor’s work for SABRE consistent with SABRE’s agreement with such third party.

9.                                 Return of SABRE Documents. Contractor agrees that, at the time of termination of this Agreement and/or the payment of commissions to Consultant by Sabre, it will deliver to SABRE (and will not keep in his/her possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts; equipment, other documents or property, or reproductions of any aforementioned items developed by Contractor pursuant to the terms of this Agreement or otherwise belonging to SABRE, its successors or assigns. Contractor further agrees that any property situated on SABRE’s premises and owned by SABRE, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by SABRE personnel at any time with or without notice.

10.                          Business Opportunity. Contractor represents and acknowledges that the foregoing restrictions will not prevent Contractor from obtaining gainful employment or contracts in his field of expertise or cause him undue hardship; and that there are numerous other employment and contract opportunities available to him that are not affected by the foregoing restrictions. Both parties further acknowledge that the foregoing terms and restrictions are reasonable and necessary, in order to protect SABRE’s and Contractor’s legitimate interests, and that any violation thereof would result in irreparable injury to the aggrieved party.

11.                          Remedies. In the event of any violation of any term in this Agreement, both parties shall be authorized and entitled to obtain from any court of competent jurisdiction, preliminary and permanent injunctive relief, as well as an equitable accounting of all profits or benefits arising out of such violation. The aggrieved party shall further be entitled to damages directly or indirectly sustained by said party as a result of such violation, including but not limited to attorney fees and costs incurred in enforcing this Agreement.

In the event of the violation of any of the foregoing restrictions, the period, if any, herein specified for such restrictions shall abate during the time of violation thereof, and that portion remaining at the time of commencement of any violations shall not begin to run until such violation has been fully and finally cured.

12.                          Representations and Covenants.

a)                                 Contractor agrees to execute promptly any proper oath, or verify any proper document, required to carry out the terms of this Agreement upon SABRE’s reasonable and necessary written request to do so.

b)                                Contractor hereby warrants that he/she is not now under any legal or contractual obligation that would conflict in any manner with the obligations and duties he/she is undertaking herein, and that his/her execution of this Agreement will not breach any agreement to which he/she is now a party.

c)                                 Contractor certifies and acknowledges that it has carefully read all of the provisions of this Agreement and that he/she understands and will fully comply with such provisions.

13.                          General Provisions.

a)                                 In the event any of the foregoing restrictions are held to be in any respect an unreasonable restriction upon Contractor, then the court so holding shall reduce the territory to which it pertains and/or the period of time in which it operates, or effect any other change to the extent necessary, to render any of the restrictions enforceable. Each of the terms and provisions of this Agreement is, and is to be deemed, severable in whole or in part, and if any term or provision, or the application thereof to circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby, and shall remain in full force and effect.

b)                                The captions contained herein are solely for the convenience of the parties, and shall not be deemed to govern the meaning or intent of any of the provisions of this Agreement.

c)                                 The rights and obligations of SABRE hereunder shall inure to the benefit of, and be binding upon, any successor or assign of SABRE. This Agreement is personal to Contractor and shall not be assigned by it to any other party whatsoever.

d)                                The waiver or non-enforcement by SABRE, of any breach of any provision of this Agreement, shall not operate or be construed as a waiver of any subsequent breach by Contractor.

e)                                 This Agreement, unless stated otherwise herein, may only be amended by the written mutual agreement of the parties hereto.

(f)                               The provisions of this Agreement shall survive the assignment of this Agreement by SABRE to any successor in interest or other assignee.

g)                                Contractor acknowledges and specifies that this Agreement is supported by adequate consideration in the form of Contractor’s contract for services with SABRE.

h)                                Contractor acknowledges and specifies that it entered knowingly into this Agreement.

14.                          Non-Disparagement. The parties agree that their professional and personal reputations are important and should not be impaired by either party after this Agreement is executed. Contractor agrees not to disparage the professional or personal reputation of SABRE, its officers, shareholders, directors, or management, and SABRE agrees that it will not disparage Contractor’s professional or personal reputation.

15.                          Indemnity. Excluding any claims based upon the negligence, willful misconduct, or breach of this Agreement by Sabre, Contractor hereby agrees to indemnify, defend and hold SABRE harmless from and against any and all claims, damages, losses and expenses, including but not limited to attorneys’ fees and disbursements, arising out of or resulting from any claim, action or other proceeding (including without limitation any proceeding by any of that is based upon (a) Contractor’s breach of this Agreement, (b) the unauthorized conduct or actions of Contractor within or outside the scope of this Agreement, or (c) any negligent act or omission or willful misconduct of Contractor.

16.                          Governing Law. This Agreement and the obligations of the parties hereunder shall be interpreted, construed and enforced in accordance with the laws of Pennsylvania, except for its conflict of laws rules and principles. Any legal action or proceedings with respect to this Agreement shall be initiated in the jurisdiction of the state or federal courts of the State of New York and venued in the State of New York for resolution.

17.                          Breach. This Agreement may be terminated, at any time, by either party in the event of a material breach by the other of any term or obligation contained in this Agreement. In the event of a breach, and when practicable, written notice shall be served upon the breaching party, notifying such party of the breach. The breaching party shall have ten (10) calendar days in which to cure the breach from the date of the letter. If, after ten calendar days, the breaching party has not cured the breach, the nonbreaching party shall provide notice of the termination of the Agreement and reason therefore. A material breach is defined as an act, anticipated or actual, which substantially affects the performance or ability to perform under this Agreement. Termination of the Agreement under this paragraph shall be immediate upon notice of failure to cure.

One party’s waiver of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or waiver of any other provision, obligation, right, or privilege.

In the event Sabre terminates the Agreement for a breach by Contractor, Contractor shall not be entitled to further payments of the base compensation or payment of commissions set forth in Paragraph 3 earned beyond the date of the breach. In the event the parties dispute the existence or anticipation of a valid material breach, then the terms of this Paragraph 17 shall not be final or conclusive, until a ruling and/or judgment by a Court of Competent Jurisdiction is diligently obtained, pursuant to the terms of Paragraph 16 herein.

18.                               Termination. Effective after December 2010, either party may terminate this Agreement by written notice of termination via certified mail, return receipt requested, at the address in Paragraph 19 of this Agreement. Such termination shall be effective thirty (30) days after the date of postmark of any notice. The ability of either party to terminate this Agreement shall in no way be interpreted as an at-will employment provision and shall not otherwise affect Contractor’s status as an independent contractor under this Agreement. In the event of a termination, all compensation due pursuant to Paragraph 3(a) shall be prorated to the date of termination, with no further base compensation due after the date of termination.

At any time during the term of this Agreement, and by mutual agreement, Sabre may hire Contractor as an employee. In the event Contractor becomes a Sabre employee, this Agreement shall terminate, and the compensation due pursuant to Paragraph 3 shall be prorated to the date of hire, provided further compensation and commissions due Contractor after such date of hire, are negotiated in good faith by both parties, based upon general provisions of Sections 3(a), (b), and (c) herein.

19.                               Notices. Any notice or other communication required or desired to be given in this Agreement shall be in writing and addressed to the parties, respectively, as follows:

Business Resource Consulting, LLC

150 Knotter Drive

Cheshire, CT 06410

Attention: Peter J. Sandore

James D. Mack

Sabre Industries, Inc.

1120 Welsh Road, Suite 210

Gwynedd Corporate Center

North Wales, PA 19454

20.                               Entire Agreement; Modifications. This Agreement constitutes the entire agreement and understandings between the parties, and supersedes all offers, negotiations and other agreements concerning the subject matter contained herein. Any modifications to this Agreement must be in writing and agreed upon by both parties.

21.                               Waiver of Jury Trial. The parties knowingly, voluntarily, and intentionally waive any right to a jury trial with respect to any claims arising in connection with this Agreernent.22. Windfalls. In the event of an  acquisition of Sabre during the term of this Agreement, if any, that would dramatically increase the amounts of business set forth in Appendix “A”, those amounts will be disregarded for purposes of calculating commissions  due pursuant to this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Business Resource Consulting, LLC		Sabre Industries, Inc.,
a Connecticut Limited Liability Company		a Delaware Corporation

By:	/s/ Peter J. Sandore	By:	/s/ James D. Mack
Name:	Peter J. Sandore	Name:	James D. Mack
	Managing Member		CEO

APPENDIX A

•	One percent (1%) of the amount of the total Net Invoice Amount as defined in Paragraph 3, exceeding $1,331,643.33 for American Tower Corp.

•	One percent (1%) of the total Net Invoice Amount as defined in Paragraph 3 exceeding $4,686,716.47 for Crown Castle USA, Inc.

•	One percent (1%) of the total Net Invoice Amount as defined in Paragraph 3 exceeding $11,135,000, the Fiscal Year 2010 budgeted projection for Sabre Site Solutions.

•	Three percent (3%) of the total Net Invoice Amount as defined in Paragraph 3 for all monopole modification materials excluding construction.

•	One percent (1%) of the total Net Invoice Amount as defined in Paragraph 3 for all monopole modification related construction.

•	One percent (1%) of the total Net Invoice Amount as defined in Paragraph 3, for all sales to Atlantic Telecom Network, Inc.

APPENDIX B

•

One percent (1%) of the amount of the total Net Invoice Amount as defined in Paragraph 3, exceeding $1,109,702.77 for American Tower Corp.[Calculated by taking $1,331,643.33 multiplied by 1.25, dividing by 12 and multiplying by 8].

•

One percent (1%) of the amount of the total Net Invoice Amount as defined in Paragraph 3, exceeding $3,905,597.05 for Crown Castle USA, Inc. [Calculated by taking $4,686,716.47 multiplied by 1.25, dividing by 12 and multiplying by 8].

•

One percent (1%) of the amount of the total Net Invoice Amount as defined in Paragraph 3, exceeding two-thirds (2/3) of the Fiscal Year 2011 budgeted projection for Sabre Site Solutions [Calculated by taking FY 2011 budgeted projection as established on May 1, 2010, dividing by 12, and multiplying by 8].

•	Three percent (3%) of the amount of the total Net Invoice Amount as defined in Paragraph 3, for all monopole modification materials excluding construction.

•	One percent (1%) of the amount of the total Net Invoice Amount as defined in Paragraph 3, for all monopole modification related construction.

•	One percent (1%) of the total Net Invoice Amount as defined in Paragraph 3, for sales to Atlantic Telecom Network, Inc.